Exhibit 99.1

FOR IMMEDIATE RELEASE

Plexus Reports Fiscal Third Quarter Revenue of $609 Million, EPS of $0.66
Initiates Q4 Revenue Guidance of $590—$620 Million

NEENAH, WI, July 18, 2012 — Plexus Corp. (NASDAQ: PLXS) today announced:

	Three Months Ended
(US$ in thousands, except EPS)	June 30, 2012 Q3 F12	March 31, 2012 Q2 F12	July 2, 2011 Q3 F11
Revenue	$608,819	$573,470	$559,183
Gross profit	$57,393	$54,624	$54,074
Operating profit	$27,280	$25,768	$24,885
Net income	$23,533	$19,958	$22,040
Earnings per share	$0.66	$0.56	$0.58

Gross margin	9.4%	9.5%	9.7%
Operating margin	4.5%	4.5%	4.5%
Return on invested capital	15.0%	14.4%	16.2%

Q3 Fiscal 2012 Results (quarter ended June 30, 2012):

• Revenue: $609 million, relative to our guidance of $590 to $620 million

•	Diluted EPS: $0.66, including $0.08 per share of stock-based compensation expense, relative to our guidance of $0.60 to $0.66

Q4 Fiscal 2012 Guidance:

•	Revenue: $590 to $620 million

•	Diluted EPS: $0.60 to $0.66, excluding any restructuring charges and including approximately $0.08 per share of stock-based compensation expense

Dean Foate, President and CEO, commented, “Fiscal third quarter revenues were up 6% sequentially to $609 million, above the mid-point of our guidance range and a record revenue level for the company. Our diluted EPS was $0.66, above the mid-point of our guidance range as we benefited from foreign currency exchange gains and a reduction in our expected tax rate. Return on invested capital improved to 15.0% this quarter, below our current target of 17.5%, but well above our weighted average cost of capital of 12.5%.”

Mr. Foate continued, “Our new business development results were strong again this quarter. Our teams won 36 new programs in our Manufacturing Solutions group; we anticipate these wins will generate approximately $203 million in annualized revenue when fully ramped into production. Of course, all future revenues are subject to the timing and ultimate realization of customer forecasts and orders. Our funnel of qualified business opportunities increased during the quarter to $2.2 billion, a solid result considering the high level of new program wins over the past four fiscal quarters.”

Ginger Jones, Senior Vice President and CFO, commented, “Gross margin was 9.4% for the fiscal third quarter, which was within our expected range. Selling and administrative expenses were at the high end of our expectations as a result of increased variable incentive compensation expense. However, we were able to deliver operating margin within our expectations despite the higher incentive compensation expense. Our estimated tax rate for fiscal 2012 has dropped slightly to 9% from 10%. The impact of this reduction in our estimated tax rate, together with the foreign currency exchange gains accounted for $0.04 of EPS above our expectations.”

Ms. Jones continued, “Fiscal third quarter cash cycle days including customer deposits were 63 days, three days better than our expectations. Days in receivables were consistent with the prior quarter, while inventory days had a healthy improvement of six days as a result of our ongoing efforts to reduce inventory levels. This reduction was partially offset by a three day decrease in accounts payable days. We generated free cash flow of $23 million during the quarter.”

Ms. Jones concluded, “During the fiscal third quarter we entered into a five-year, $250 million senior unsecured credit facility (the “New Credit Facility”) that terminates on May 15, 2017. The New Credit Facility includes a $160 million revolving credit facility and a $90 million term loan, that refinanced our previous $100 million senior unsecured revolving credit facility and the balance of $90 million under our senior unsecured term loan, both scheduled to mature on April 4, 2013. The New Credit Facility will also be available to satisfy future general corporate purposes. We believe this level of debt appropriately leverages our balance sheet to improve weighted average cost of capital and create shareholder value.”

Mr. Foate continued, “We are establishing fiscal fourth quarter 2012 revenue guidance of $590 to $620 million. At that level of revenue we anticipate EPS of $0.60 to $0.66, excluding any unanticipated restructuring charges and including approximately $0.08 per share of stock-based compensation expense. The midpoint of this guidance range suggests that our fiscal fourth quarter revenue will be essentially flat when compared to our fiscal third quarter.”

Mr. Foate concluded, “Looking further ahead, we anticipate that the macro-environment will continue to be challenging, making longer-range growth projections exceptionally difficult. Our optimism about longer-term growth is anchored in our strong new wins performance over the past year that should result in revenue growth strengthening in fiscal 2013. However, with this difficult macro backdrop, we currently anticipate that the end-market environment will continue to be challenging for many of our customers, resulting in muted growth for mature production programs. Optimizing results under our financial model relies on a balanced mix, where growing mature programs yield typically better operating performance, and offset the production startup costs we experience in the earlier phases of new programs. While we believe that our current level of operating margin performance is industry leading, it is below our target, which we believe may be difficult to achieve in an environment where our revenue growth is heavily biased to ramping new program wins versus end-market growth of mature programs.”

Plexus provides non-GAAP supplemental information such as return on invested capital (“ROIC”) and free cash flow. ROIC is used for internal management assessments because it provides additional insight into ongoing financial performance. In addition, we provide both measures because we believe they offer insight into the metrics that are driving management decisions as well as management's performance under the tests that it sets for itself. Please refer to the attached reconciliations of non-GAAP supplemental data.

MARKET SECTOR BREAKOUT
Plexus reports revenue based on the market sector breakout set forth in the table below, which reflects the Company’s focus on its global business and market development sector strategy.

Market Sector ($ in millions)	Q3 F12		Q2 F12		Q3 F11
Networking/Communications	$237	39%	$210	37%	$259	46%
Medical	$127	21%	$114	20%	$114	21%
Industrial/Commercial	$187	31%	$189	33%	$130	23%
Defense/Security/Aerospace	$58	9%	$60	10%	$56	10%
Total Revenue	$609		$573		$559

FISCAL Q3 SUPPLEMENTAL INFORMATION

•
ROIC for the fiscal third quarter was 15.0%. The Company defines ROIC as tax-effected annualized operating income divided by average invested capital over a rolling four-quarter period for the third quarter and a rolling three-quarter period for the second quarter. Invested capital is defined as equity plus debt, less cash and cash equivalents.

•
Cash flow provided by operations was approximately $35 million for the quarter. Capital expenditures for the quarter were $12 million. Free cash flow was positive for the quarter, at approximately $23 million. The Company defines free cash flow as cash flow provided by (or used in) operations less capital expenditures.

•	Top 10 customers comprised 60% of revenue during the quarter, consistent with the previous quarter.

•	Juniper Networks, Inc., with 16% of revenue, was the only customer representing 10% or more of revenue for the quarter.

•	Cash Conversion Cycle:

Cash Conversion Cycle	Q3 F12	Q2 F12	Q3 F11
Days in Accounts Receivable	47	47	49
Days in Inventory	81	87	88
Days in Accounts Payable	(59)	(62)	(56)
Days in Cash Deposits	(6)	(6)	(6)
Annualized Cash Cycle	63	66	75

Conference Call/Webcast and Replay Information:

What:	Plexus Corp.'s Fiscal Q3 Earnings Conference Call

When:	Thursday, July 19th at 8:30 a.m. Eastern Time

Where:	(877) 312-9395 or (408) 774-4005 with conference ID: 90898128
http://tinyurl.com/7e5kw6q (requires Windows Media Player)

Replay:	The call will be archived until July 27, 2012 at midnight Eastern Time http://tinyurl.com/7e5kw6q or via telephone replay at (855) 859-2056 or (404) 537-3406 with conference ID: 90898128

For further information, please contact:
Ginger Jones, Senior VP and Chief Financial Officer
920-751-5487 or ginger.jones@plexus.com

About Plexus Corp. – The Product Realization Company
Plexus (www.plexus.com) delivers optimized Product Realization solutions through a unique Product Realization Value Stream service model. This customer-focused services model seamlessly integrates innovative product conceptualization, design, commercialization, manufacturing, fulfillment and sustaining services to deliver comprehensive end-to-end solutions for customers in the America, European and Asia-Pacific regions.

Plexus is the industry leader in servicing mid-to-low volume, higher complexity customer programs characterized by unique flexibility, technology, quality and regulatory requirements. Award-winning customer service is provided to over 130 branded product companies in the Networking/Communications, Medical, Industrial/Commercial and Defense/Security/Aerospace market sectors.

Safe Harbor and Fair Disclosure Statement
The statements contained in this release which are guidance or which are not historical facts (such as statements in the future tense and statements including “believe,” “expect,” “intend,” “plan,” “anticipate,” “goal,” “target” and similar terms and concepts), including all discussions of periods which are not yet completed, are forward-looking statements that involve risks and uncertainties. These risks and uncertainties include, but are not limited to: the risk of customer delays, changes, cancellations or forecast inaccuracies in both ongoing and new programs; the poor visibility of future orders, particularly in view of current economic conditions; the economic performance of the industries, sectors and customers we serve; the effects of the volume of revenue from certain sectors or programs on our margins in particular periods; the risk that our recent agreement with Kontron does not result in the revenues or margins anticipated by us; our ability to secure new customers, maintain our current customer base and deliver product on a timely basis; the risk that our revenue and/or profits associated with customers who are acquired by third parties will be negatively affected; the particular risks relative to new or recent customers or programs, which risks include customer and other delays, start-up costs, potential inability to execute, the establishment of appropriate terms of agreements, and the lack of a track record of order volume and timing; the risks of concentration of work for certain customers; our ability to manage successfully a complex business model characterized by high customer and product mix, low volumes and demanding quality, regulatory, and other requirements; the risk that new program wins and/or customer demand may not result in the expected revenue or profitability; the fact that customer orders may not lead to long-term relationships; the effects of shortages and delays in obtaining components as a result of economic cycles or natural disasters; raw materials and component cost fluctuations, particularly due to sudden increases in customer demand; the risks associated with excess and obsolete inventory, including the risk that inventory purchased on behalf of our customers may not be consumed or otherwise paid for by the customer, resulting in an inventory write-off; the weakness of the global economy and the continuing instability of the global financial markets and banking system, including the potential inability of our customers or suppliers to access credit facilities; the effect of changes in the pricing and margins of products; the effect of start-up costs of new programs and facilities, such as our announced plans to expand in Romania and the United States, and recent, planned and potential future expansions; the risk of unanticipated costs, unpaid duties and penalties related to an ongoing audit of our import compliance by U.S. Customs and Border Protection; increasing regulatory and compliance requirements; possible unexpected costs and operating disruption in transitioning programs; the potential effect of fluctuations in the value of the currencies in which we transact business; the potential effect of world or local events or other events outside our control (such as drug cartel-related violence in Mexico, changes in oil prices and terrorism); the impact of increased competition; and other risks detailed in the Company's Securities and Exchange Commission filings (particularly in Part I, Item 1A of our annual report on Form 10-K for the fiscal year ended October 1, 2011).

(financial tables follow)

PLEXUS CORP.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Nine Months Ended
	June 30, 2012	July 2, 2011	June 30, 2012	July 2, 2011
Net sales	$608,819	$559,183	$1,711,943	$1,693,102
Cost of sales	551,426	505,109	1,548,274	1,528,648
Gross profit	57,393	54,074	163,669	164,454
Operating expenses:
Selling and administrative expenses	30,113	29,189	86,859	85,310
Operating income	27,280	24,885	76,810	79,144
Other income (expense):
Interest expense	(4,125)	(3,301)	(12,205)	(7,564)
Interest income	446	388	1,344	954
Miscellaneous	1,860	750	1,543	593
Income before income taxes	25,461	22,722	67,492	73,127
Income tax expense	1,928	682	6,131	2,194
Net income	$23,533	$22,040	$61,361	$70,933

Earnings per share:
Basic	$0.67	$0.60	$1.76	$1.81
Diluted	$0.66	$0.58	$1.73	$1.78

Weighted average shares outstanding:
Basic	34,982	37,021	34,819	39,135
Diluted	35,643	37,860	35,501	39,923

PLEXUS CORP.
NON-GAAP SUUPLEMENTAL INFORMATION
(in thousands, except per share data)
(unaudited)
ROIC Calculation

	Nine Months Ended		Six Months Ended		Nine Months Ended
	June 30, 2012		March 31, 2012		July 2, 2011
Operating income	$76,810		$49,530		$79,144
	÷	3	÷	2	÷	3
	25,603		24,765		26,381
	x	4	x	4	x	4
Annualized operating income	102,413		99,060		105,524
Tax rate	9%		10%		3%
Tax impact	-	9,217	-	9,906	-	3,166
Operating income (tax effected)	$93,196		$89,154		$102,358

Average invested capital	$623,320		$619,311		$633,408
ROIC	15.0%		14.4%		16.2%

	June 30, 2012	March 31, 2012	December 31, 2011	October 1, 2011
Equity	$638,573	$615,296	$581,811	$558,882
Plus:
Debt—current	13,838	17,518	17,446	17,350
Debt—non-current	260,843	261,542	265,941	270,292
Less:
Cash and cash equivalents	(277,909)	(257,754)	(248,284)	(242,107)
	$635,345	$636,602	$616,914	$604,417

Fiscal 2012 third quarter average invested capital (June 30, 2012, March 31, 2012, December 31, 2011, October 1, 2011) was $623,320.
Fiscal 2012 second quarter average invested capital (March 31, 2012, December 31, 2011, October 1, 2011) was $619,311.

	July 2, 2011	April 2, 2011	January 1, 2011	October 2, 2010
Equity	$572,657	$630,403	$680,474	$651,855
Plus:
Debt—current	17,191	17,119	17,052	17,409
Debt—non-current	274,677	103,961	108,220	112,466
Less:
Cash and cash equivalents	(208,729)	(123,381)	(149,498)	(188,244)
	$655,796	$628,102	$656,248	$593,486

Fiscal 2011 third quarter average invested capital (July 2, 2011, April 2, 2011, January 1, 2011, October 2, 2010) was $633,408.

Free Cash Flow Calculation

The Company defines free cash flow as cash flow provided by (or used in) operations less capital expenditures. For the three months ended June 30, 2012 cash flow provided by operations was approximately $35 million less capital expenditures of approximately $12 million, resulting in free cash flow of approximately $23 million.

PLEXUS CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)
(unaudited)

	June 30, 2012	October 1, 2011
ASSETS
Current assets:
Cash and cash equivalents	$277,909	$242,107
Accounts receivable	312,510	284,019
Inventories	487,749	455,836
Deferred income taxes	15,755	15,750
Prepaid expenses and other	14,837	10,858
Total current assets	1,108,760	1,008,570
Property, plant and equipment, net*	253,001	247,816
Deferred income taxes	11,330	12,470
Other*	37,820	35,669
Total assets	$1,410,911	$1,304,525
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt and capital lease obligations	$13,838	$17,350
Accounts payable	358,734	307,152
Customer deposits	35,044	30,739
Accrued liabilities:
Salaries and wages	37,571	42,101
Other	47,369	57,335
Total current liabilities	492,556	454,677
Long-term debt and capital lease obligations, net of current portion	260,843	270,292
Other liabilities	18,939	20,674
Total non-current liabilities	279,782	290,966
Shareholders’ equity:
Common stock, $.01 par value, 200,000 shares authorized, 48,737 and 48,298 shares
issued, respectively, and 34,983 and 34,544 shares outstanding, respectively	487	483
Additional paid-in-capital	432,634	415,556
Common stock held in treasury, at cost, 13,754 shares for both periods	(400,110)	(400,110)
Retained earnings	596,185	534,824
Accumulated other comprehensive income	9,377	8,129
Total shareholders’ equity	638,573	558,882
Total liabilities and shareholders’ equity	$1,410,911	$1,304,525

*Amounts in the prior year balance sheet have been revised to adjust the prior classification, as previously disclosed.

# # #